Exhibit 10.2

STANDSTILL AGREEMENT WITH RESPECT TO CONVERSION RIGHTS,
AS AMENDED

BioChemics, Inc., a Delaware corporation (“BioChemics”), is the holder of 4,500,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), of Vaso Active Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which amount constitutes all outstanding shares of Class B Common Stock. As of the date of this agreement, BioChemics holds approximately a 45% economic interest in the Company.

Pursuant to Section B(6) of Article Fifth of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), each share of Class B Common Stock is convertible, at the option of its holder, at any time into one fully-paid and non-assessable share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Consequently, as the holder of all outstanding shares of Class B Common Stock, BioChemics has the right at any time to convert ( the “Conversion Rights”) any or all of its shares of Class B Common Stock to an equivalent number of shares of Class A Common Stock.

BioChemics agrees that it will not exercise the Conversion Rights for a specified period of time.

The desirability of this agreement results from the Company’s August 2005 private financing with certain institutional investors. The Company is obligated to reserve a certain number of shares of Class A Common Stock under that certain Securities Purchase Agreement, dated as of August 12, 2005 (the “Purchase Agreement”) for issuance in connection with convertible notes and warrants that have been and may be issued to the investors under the Purchase Agreement. The agreement of BioChemics hereunder is for the purpose of inducing the investors to acknowledge that the Company has satisfied the requirements of Section 4.5(a) of the Purchase Agreement relating to the availability of sufficient authorized shares of Class A Common Stock for issuance under the Purchase Agreement. This acknowledgement, if given, would preclude the investors from taking certain actions under Section 4.5(c) of the Purchase Agreement including, in the case of a breach of Section 4.5(a) of the Purchase Agreement, the imposition of a substantial monetary penalty.

Because it holds a substantial ownership interest in the Company, BioChemics acknowledges that it would receive significant direct and indirect benefits if the investors were to acknowledge that the Company has satisfied the requirements of Section 4.5(a) of the Purchase Agreement relating to the availability of sufficient authorized shares of Class A Common Stock for issuance under the Purchase Agreement.

1. Based upon the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BioChemics hereby agrees, subject to paragraph 2 below, not to exercise the Conversion Rights commencing on the date of this agreement and terminating upon the effectiveness of an amendment to the Certificate of Incorporation increasing the authorized shares of Class A Common Stock by 20,000,000 shares to 60,000,000 shares.

2. If the described amendment to the Certificate of Incorporation does not become effective by December 31, 2005, this agreement will automatically terminate at 5:00 p.m. on December 31, 2005, without any further action by or obligation of BioChemics.

IN WITNESS WHEREOF, the undersigned has executed this Standstill Agreement as of October 13, 2005.

BIOCHEMICS, INC.

By: /s/ John J. Masiz
John J. Masiz, President

Accepted and Acknowledged:

VASO ACTIVE PHARMACEUTICALS, INC.

By: /s/ Joseph Frattaroli
Joseph Frattaroli, President